Exhibit 99.1

Village Farms International Reports Year End 2019 Financial Results –

Canadian Cannabis JV, Pure Sunfarms, Generates Positive Net Income of C$36.5 Million and EBITDA of C$54.1 Million

Vancouver, BC, March 30, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (TSX: VFF) (NASDAQ: VFF) today announced its financial results for the fourth quarter and year ended December 31, 2019. All figures are in US dollars unless otherwise indicated. Village Farms currently has a majority (non-controlling) interest of 57.4% of its cannabis joint venture, Pure Sunfarms Corp. (“Pure Sunfarms”), however, at December 31, 2019 had a majority (non-controlling) interest of 53.5%.

The Company’s financial statements for the three months and twelve months ended December 31, 2019, as well as the comparative periods for 2018, have been prepared and presented under United States General Accepted Accounting Principals (“GAAP”). Prior thereto, the Company’s financial statements were prepared and presented under International Financial Reporting Standards (“IFRS”). Under GAAP, the Company reports Biological Asset at historical cost rather than at fair value, which is required under IFRS. Accordingly, net income and earnings per share for prior periods prepared and presented under IFRS are not comparable to those contained herein.

Village Farms’ Financial Results for the Year Ended December 31, 2019

(All comparable figures are for the year ended December 31, 2018)

•	Produce sales were US$144.6 million compared with US$150.0 million;

•

Net income of US$2.3 million, which included the positive net income from Pure Sunfarms of US$16.3 million (C$21.7 million) (Village Farms’ proportionate share). This compares with a net loss of (US$7.5 million);

•	Earnings per share was US$0.05 compared with a loss per share of (US$0.17);

•

Adjusted EBITDA was US$0.9 million, including the positive contribution from Pure Sunfarms of US$20.6 million (C$27.3 million) (Village Farms’ proportionate share). This compares with adjusted EBITDA of US$2.6 million;

Pure Sunfarms’ (Cannabis Joint Venture) Financial Results for the Year Ended December 31, 2019

(All comparable figures are for the year ended December 31, 2018.)

•	Net sales (before Village Farms’ proportionate share), which consisted entirely of dried cannabis, were C$82.8 million (US$62.3 million) compared with C$4.9 million (US$3.7 million);

•	“All-in” cost of cultivation (including depreciation) was C$0.78 (US$0.59) per gram;

•	Gross margin was 76% compared with 69%;

•	Selling, general and administrative expenses (before Village Farms’ proportionate share) were C$10.4 million (US$7.9 million) compared with C$3.4 million (US$2.5 million);

•	Net income (before Village Farms’ proportionate share) of C$36.5 million (US$27.4 million); and,

•	EBITDA (before Village Farms’ proportionate share) was C$54.1 million (US$40.7 million), resulting in an EBITDA margin of 65%, compared with C$0.3 million (US$0.2 million).

Village Farms’ Financial and Corporate Highlights for the Fourth Quarter Ended December 31, 2019

(All comparable figures are for the fourth quarter ended December 31, 2018)

•	Produce sales were US$33.1 million compared with US$38.8 million;

•

Net loss was (US$7.2 million), which included the positive net income from Pure Sunfarms of US$1.8 million (C$2.3 million) (Village Farms’ proportionate share). This compares with a net loss of (US$2.4 million);

•	Loss per share was (US$0.14) compared with loss per share of (US$0.05);

•

Adjusted EBITDA loss was (US$8.3 million), including the positive contribution from Pure Sunfarms of US$2.8 million (C$3.7 million) (Village Farms’ proportionate share) and included the write off of a portion of the Company’s hemp investment and its proportionate share of the write down of hemp inventory, which combined were US$2.7 million. This compares with positive adjusted EBITDA of US$1.0 million;

•

Subsequent to quarter end, completed an underwritten public offering of 3,125,000 common shares plus the exercise in full of the over-allotment option of 468,750 common shares at a price of C$3.20 per share for aggregate gross proceeds to the Company of C$11,500,000; and,

•	Increased its ownership of its cannabis joint venture, Pure Sunfarms, to 53.5% at December 31, 2019 and subsequently to 57.4% as of March 3, 2020.

Pure Sunfarms’ (Cannabis Joint Venture) for the Fourth Quarter Ended December 31, 2019

(All comparable figures are for the fourth quarter ended December 31, 2018.)

•	Net sales (before Village Farms’ proportionate share), which consisted entirely of dried cannabis, were C$12.1 million (US$9.2 million) compared with C$4.7 million (US$3.5 million);

•	“All-in” cost of cultivation (including depreciation) was C$0.66 (US$0.50) per gram;

•	Gross margin was 74% compared with 71%;

•	Selling, general and administrative expenses (before Village Farms’ proportionate share) of C$3.0 million (US$2.3 million) compared with C$1.3 million (US$1.0 million);

•	Net income (before Village Farms’ proportionate share) of C$4.4 million (US$3.3 million) compared with C$1.8 million (US1.4 million); and,

•

EBITDA (before Village Farms’ ownership share) was C$6.9 million (US$5.3 million), resulting in an EBITDA margin of 57%, compared with C$2.3 million (US$1.7 million), resulting in an EBITDA margin of 44%.

Recent Highlights for Village Farms’ Canadian Cannabis Joint Venture, Pure Sunfarms

•

Launched its branded products in Alberta, increasing its market presence to three of Canada’s four most populous provinces (also including Ontario and British Columbia) or nearly two-thirds of the Canadian recreational cannabis market (by population);

•

Remained the top-selling brand of dried flower with the Ontario Cannabis Store (OCS) by both dollars sold and kilograms sold for the year to date ended February 29, 2020, achieving a 13.5% market share (by kilograms sold), with two of the top four dried cannabis products by both dollars sold and kilograms sold and the top selling dried cannabis product by both dollars sold and kilograms sold;

•	Launched a new large-format 28-gram (1 ounce) high-quality cannabis product;

•

Received approval from Health Canada to operate the final components of its 65,000 square foot, state-of-the-art processing center located within the 1.1 million square foot Delta 3 greenhouse facility. The expanded processing area will enable Pure Sunfarms to generate additional production cost efficiencies, further elevate the quality of its products, expand its product offerings and increase its processing throughput. The processing centre includes an extraction area that will have processing capacity of 35,000 kilograms of biomass annually and the new area has been designed to satisfy full European Union GMP compliance and certification, which Pure Sunfarms is currently pursuing;

•	Continued to prepare for the introduction of new product forms under Cannabis 2.0, expected to commence in the second half of this year; and,

•	Expanded its credit facility with its existing lender to $59 million, including accordion provisions of $22.5 million.

Management Commentary

“2019 was an outstanding year for Pure Sunfarms that saw it generate more than C$35 million in net income and EBITDA of C$54 million on sales of C$83 million, with a full-year, all-in cost of production of C$0.78, even as it was ramping up operations for much of the year,” said Michael DeGiglio, CEO Village Farms. “In an industry that has been broadly impacted by inexperience and imprudence, Pure Sunfarms continues to set itself apart both operationally and financially.”

“Even amidst the continuing challenging macro environment, partially due to slower than expected retail store openings, Pure Sunfarms reported positive net income and positive EBITDA in the fourth quarter – its fifth consecutive quarter of positive EBITDA. Fourth quarter sales reflect Pure Sunfarms’ transition from its focus entirely on the wholesale market to its focus on the branded retail market. As expected, during the fourth quarter Emerald did not take any of its 40% commitment under its supply agreement with Pure Sunfarms, which could not readily be redirected given the inactive wholesale market. In addition, one of the three large initial branded retail product shipments to provincial boards occurred before the fourth quarter, with one of the other three occurring after the fourth quarter.”

“Immediately out of the gate, Pure Sunfarms established itself as a leading cannabis brand, highlighted by its number one dried cannabis sales performance in Ontario. This bodes very well for Pure Sunfarms as the Canadian market continues to grow, as provinces, especially Ontario, expand their retail store counts, and Pure Sunfarms expands into other provinces, and introduces new products, including new product forms under Cannabis 2.0. Importantly, Pure Sunfarms’ industry leading cost of production, with opportunities to drive that cost even lower, provides it with significant pricing flexibility to capture even greater market share.”

“In our U.S. hemp and CBD business, 2019 saw us build the foundation to capitalize on this transformative long-term opportunity, highlighted the formation of joint ventures with high-caliber partners for outdoor cultivation, a very successful inaugural outdoor growing season, the start of conversion of a greenhouse operation for hemp production and significant advancement on our consumer packaged goods strategy. At this time, we have deemed it prudent to pause capital investment given the current uncertain regulatory environment and limited visibility, which has had significant negative impact on hemp demand and pricing. As we await regulatory clarity, we remain committed to the industry, and continue to actively pursue opportunities in the near term.”

“2019 continued to see the transition of our produce business as we experienced ongoing pricing pressure from U.S. and Canadian retailers and, as expected, had lower volumes due to the displacement of production capacity for both cannabis in Canada and hemp production in the U.S., ahead of bringing our significantly expanded growing partner production on board.    At the same time, we have maintained our corporate cost structure to support our significant opportunities in hemp and CBD, as well as cannabis in Canada. Notwithstanding the potential impacts of the COVID-19 pandemic, we expect to see significant partner capacity this year as we continue to execute on our plan to return the produce business to positive EBITDA generation.”

Summary Statutory Results

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended December 31,		For the Year ended December 31,
	2019	2018	2019	2018
Produce sales	$33,056	$38,787	$144,568	$150,000
Cost of sales	(37,494)	(36,768)	(151,913)	(140,683)
Selling, general and administrative expenses	(5,390)	(3,622)	(16,762)	(14,108)
Stock compensation expense	(1,524)	(1,007)	(4,714)	(1,454)
Interest expense	(596)	(720)	(2,614)	(2,794)
Interest income	385	200	1,036	311
Foreign exchange gain (loss)	95	(960)	433	(1,047)
Other income, net	49	70	268	131
Gain on disposal of assets	6	—	13,564	—
Loss on write-off of investment	(1,184)	—	(1,184)	—
(Provision for) recovery of income taxes	5,752	908	5,866	2,300
Share of income (loss) from joint ventures	(338)	687	13,777	(171)
Net income (loss)	($7,183)	($2,425)	$2,325	($7,515)
Adjusted EBITDA (1)	($8,371)	$1,179	$851	$2,638
Earnings (loss) per share – basic	($0.14)	($0.05)	$0.05	($0.17)
Earnings (loss) per share – diluted	($0.14)	($0.05)	$0.05	($0.17)

Summary Results Including Joint Ventures, on a Proportionate Basis

The following results reflect the Company’s proportionate share of the Pure Sunfarms joint venture operations, as this is the basis on which management bases its operating decisions and performance. For a reconciliation to the results in accordance with GAAP refer to the “Reconciliation of GAAP to Proportionate Results” as presented below.

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended December 31,		For the year ended December 31,
	2019[2]	2018[2]	2019[2]	2018[2]
Consolidated sales	$38,112	$40,538	$181,673	$151,845
Cost of sales	(40,458)	(37,274)	(162,604)	($141,259)
Selling, general and administrative expenses	(6,537)	(3,204)	(21,921)	(15,457)
Gain on disposal of assets	(72)	—	13,486	—
Net income (loss)	($6,003)	($1,718)	$2,325	($7,515)
Adjusted EBITDA(1)	($8,371)	$1,179	$851	$2,638
Earning (loss) per share – basic	($0.13)	($0.04)	$0.05	($0.17)
Earning (loss) per share – diluted	($0.13)	($0.04)	$0.05	($0.17)

Notes:

(1)

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures”. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Consolidated Adjusted EBITDA includes the Company’s majority non-controlling Pure Sunfarms, 65% interest in VFH and 60% (effective 63.25% with VFH interest) interest in AVGGH.

(2)

The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis. These results include additional non-GAAP measures such as EBITDA.

The adjusted results are not generally accepted measures of financial performance under GAAP. The Company’s method of calculating these financial performance measures may differ from other companies and accordingly, they may not be comparable to measures used by other companies. Refer to the Company’s 10-K for a reconciliation of these non-GAAP measures and adjusted results.

Financial Highlights

(All amounts in U.S. Dollars unless otherwise indicated.)

Cannabis

For the three months ended December 31, 2019 compared to the three months ended December 31, 2018.

Pure Sunfarms’ total sales for the three months ended December 31, 2019 consisted of over 1,100 kilograms sold at an average selling price of over C$3.59 per gram. During the fourth quarter all the cannabis sales were branded retail sales to provincial boards and for the most part represented replenishment orders during the quarter. Additionally, Pure Sunfarms recognized $8.1 million upon the completion of the Settlement Agreement with Emerald, which represented 2019 wholesale revenues. For the period ended December 31, 2018, sales were 100% wholesale to other licenced producers such as Emerald.

Pure Sunfarms’ total cost of sales for the three months ended December 31, 2019 was $873, up from $506 during the three months ended December 31, 2018. Cost of sales includes, cost of dried flower production, which was C$0.66 per gram, packaging and transportation. Sales to date have been solely dried flower, so packaging costs have not been material to date. The cost of dried flower production per gram for the fourth quarter of 2018 was substantially higher due to the substantive increase in cultivation space throughout 2019, and as such, should not be used for comparison.

Pure Sunfarms’ overhead costs for the three months ended December 31, 2019 were C$2,990 (US$2,267) up from C$1,540 (US$952) for the three months ended December 31, 2018, due to a substantive increase in headcount during 2019, as well as 2019 fourth quarter brand launch costs in Ontario and British Columbia.

Pure Sunfarms’ net income for the three months ended December 31, 2019 was C$4,354 up from $1,814 for the three months ended December 31, 2018, due to increased sales and the Emerald settlement (which essentially was all net income for Pure Sunfarms as the cost of grams sold relating to the Emerald settlement had been taken in the third quarter of 2019).

Pure Sunfarms’ Adjusted EDITDA for the three months ended December 31, 2019 was C$6,945 compared to C$2,286 for the three months ended December 31, 2018. The was the fourth consecutive quarter with positive EBITDA.

For the year ended December 31, 2019 compared to the year ended December 31, 2018.

Pure Sunfarms’ total sales for the year ended December 31, 2019 was C$82,810 (US$62,342) from C$4,917 (US$3,691) for the year ended December 31, 2018. Total Pure Sunfarms sales consisted of approximately 26,000 kilograms of flower and trim during the year ended December 31, 2019, at an average sales price of approximately C$2.90 per gram (US$2.15 per gram). Roughly 92% of 2019 sales were to the wholesale channel and 8% to the branded retail channel.

Pure Sunfarms’ total cost of sales for the year ended December 31, 2019 was C$20,021 (US$15,067), up from C$1,542 (US$1,154) for the year ended December 31, 2018 due to substantive growth in operations and cultivation costs. Based on total grams sold of close to 26,000 kilograms, Pure Sunfarms “all in” cost of dried flower for the full year of 2019 was approximately C$0.78 per gram (US$0.59 per gram). Pure Sunfarms most significant cost of sales is labor at its greenhouse facility.

Pure Sunfarms’ selling, general and administrative expenses for the year ended December 31, 2019 was C$10,445 (US$7,883) from C$3,385 (US$2,584) for the year ended December 31, 2108 due to increases in headcount related to expansion of its business and markets, as well as increases in sales and marketing costs as well as health Canada Regulatory fees (C$1,200).

Pure Sunfarms’ net income for the year ended December 31, 2019 was C$36,457 (US$27,414) versus a loss of (C$171) ((US$222)) for the year ended December 31, 2018.

Pure Sunfarms adjusted EBITDA for the year ended December 31, 2019 was C$54,073 (US$40,692) versus C$288 (US$177) for the year ended December 31, 2018.

Produce

For the three months ended December 31, 2019 compared to the three months ended December 31, 2018.

Sales for the three months ended December 31, 2019 decreased by ($5,731), or (15%), to $33,056 from $38,787 for the three months ended December 31, 2018. The decrease in sales is primarily due to a decrease in the Company’s revenue of (27%) due to a decrease of (22%) in product volume, partially offset by an increase in supply partner revenue of 6%. The decrease in the Company’s own production is due to disease pressure at a Texas facility and the closure of half of the Monahans facility in anticipation of CBD production derived from Hemp.

Cost of sales for the three months ended December 31, 2019 increased by $726, or 2%, to $37,494 from $36,768 for the three months ended December 31, 2018; primarily due to an increase in cost per pound from the Texas facilities, which is due to production issues that caused decreases in production. The decrease in production for the crop causes an increase in cost per pound as most costs are fixed and, as production decreases, cost per pound increases.

Adjusted EBITDA for the three months ended December 31, 2019 decreased by ($9,038) to ($8,028) from $1,010 for the three months ended December 31, 2018. The decrease is primarily as a result of a decrease in the Company’s sales and an increase in cost of goods sold and selling, general and administrative expenses.

For the year ended December 31, 2019 compared to the year ended December 31, 2018.

Net sales for the year ended December 31, 2019 decreased ($5,432), or (4%), to $144,568 compared to $150,000 for the year ended December 31, 2018. The decrease in net sales is primarily due to a decrease in the Company’s own production revenues of ($9,348) or (12%) partially offset by an increase in supply partner revenues of $5,191. The decrease in the Company’s own production revenues is due to a decrease of (8%) in the Company’s product volume and a (4%) decrease in the average selling price of tomatoes. The decrease in the Company’s own production volume is primarily due to a clean-out in one of the Company’s facilities (which did not occur in the last three years) and ongoing disease pressure at the Company’s Texas facilities. The decrease in the Company’s average selling price was a decrease in the pricing of commodity items, due to a continued push by retailers to lower prices in an over-supplied market.

Cost of sales for the year ended December 31, 2019 increased $11,230, or 8%, to $151,913 from $140,683 for the year ended December 31, 2018, due to an increase in contract sales cost of 11% and an increase in the cost per pound of the Company’s own grown product in Texas due primarily due to decreased production and higher labor costs. The increase in labor cost is due to the utilization of higher hourly rate contract laborers versus VFF employees for the 2018/2019 crop as compared to prior years and lower production volumes resulted in a higher per pound cost of tomatoes.

Adjusted EBITDA for the year ended December 31, 2019 decreased ($20,024) to ($17,581) from $2,443 for the year ended December 31, 2018, primarily as a result of an increase in the loss from the Company’s produce business.

Non-IFRS Measures

References in this news release to “Adjusted EBITDA” are to earnings (including the equity in earnings of the Joint Ventures) before interest, taxes, depreciation and amortization (“EBITDA”), as further adjusted to exclude foreign currency exchange gains and losses on translation of long-term debt, unrealized gains on the changes in the value of derivative instruments, stock compensation, and gains and losses on asset sales. Adjusted EBITDA is a cash flow measure that is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income or loss determined in accordance with GAAP as an indicator of the Company’s performance or to cash flows from operating, investing and financing activities as measures of liquidity and cash flows. Management believes that Adjusted EBITDA is an important measure in evaluating the historical performance of the Company.

We also present Adjusted EBITDA, earnings per share and diluted earnings per share on a proportionate segment basis. Each of the components of Adjusted EBITDA, on a proportionate segment basis, are presented in the table Reconciliation of GAAP to Proportionate Results. We believe that the ability of investors to assess our overall performance may be improved by the disclosure of proportionate segment Adjusted EBITDA, earnings per share and diluted earnings per share.

Reconciliation of Net Income to Adjusted EBITDA

The following table reflects a reconciliation of net income to Adjusted EBITDA, as presented by the Company:

(in thousands of U.S. dollars)	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Net income (loss)	($7,183)	($2,425)	$2,325	($7,515)
Add:
Amortization	1,855	1,756	7,442	7,103
Foreign currency exchange loss (gain)	(95)	960	(433)	1,047
Interest expense, net	211	520	1,578	2,483
Income taxes (recovery)	(5,752)	(908)	(5,866)	(2,300)
Stock based compensation	1,524	1,007	4,714	1,454
Interest expense for JVs	305	72	811	72
Amortization for JVs	102	169	1,227	209
Foreign currency exchange loss (gain) for JVs	19	83	(2)	92
Income taxes provision / (recovery) from JVs	624	(55)	6,575	(55)
Gain on disposal of assets	3	—	(13,564)	—
True Economic benefit Pure Sunfarms	16	—	(3,956)	48

Adjusted EBITDA	($8,371)	$1,179	$851	$2,638
Adjusted EBITDA for JVs (See table below)	$677	$956	$18,432	$195
Adjusted EBITDA excluding JVs(produce)	($9,048)	$223	($17,581)	$2,443

Breakout of JV’s Adjusted EBITDA

(in thousands of U.S. dollars)	For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Pure Sunfarms Adjusted EBITDA	$2,848	$956	$20,558	$195
VFH Adjusted EBITDA	(1,762)	—	(2,106)	—
AVGGH Adjusted EBITDA	—	—	(20)	—

Total JV’s Adjusted EBITDA	$1,086	$956	$18,432	$195

Reconciliation of GAAP to Proportionate Results

The following tables are a reconciliation of the GAAP results to the proportionate results (which include the Company’s proportionate share of the Pure Sunfarms operations):

	For the three months ended December 31, 2019
	Produce	PSF(3)	Hemp(3)	Total
Sales	$33,056	$4,987	$69	$38,112
Cost of sales	(37,494)	(873)	(2,091)	(40,458)
Selling, general and administrative expenses	(5,390)	(1,236)	(221)	(6,847)
Stock compensation expense	(1,524)	—	—	(1,524)
Loss on write-off of investment	(1,184)	—	—	(1,184)
Other income (expense) net	(67)	(124)	(148)	(339)
(Gain) loss on sale of assets	6	(78)	—	(72)
(Provision for) recovery of income taxes	5,752	(846)	222	5,128
Net income (loss)	($6,845)	$1,831	($2,169)	($7,183)
Adjusted EBITDA(4)	($9,048)	$2,848	($1,762)	($8,371)
Earnings (loss) per share – basic	($0.13)	$0.04	($0.04)	($0.14)
Earnings (loss) per share – diluted	($0.13)	$0.04	($0.04)	($0.14)

	For the three months ended December 31, 2018
	Produce	PSF(3)	Hemp(3)	Total
Sales	$38,787	$1,751	$—	$40,538
Cost of sales	(36,768)	(506)	—	(37,274)
Selling, general and administrative expenses	(3,622)	(476)	—	(4,098)
Stock compensation expense	(1,007)	—	—	(1,007)
Loss on write-off of investment	—	—	—	—
Other income (expense) net	(1,410)	(146)	—	(1,556)
(Gain) loss on sale of assets
Recovery of income taxes	908	55	—	963
Net income (loss)	($3,112)	$687	$—	($2,425)
Adjusted EBITDA(4)	$223	$956	$—	$1,179
Earnings (loss) per share – basic	($0.07)	$0.02	$—	($0.05)
Earnings (loss) per share – diluted	($0.07)	$0.01	$—	($0.05)

	For the year ended December 31, 2019
	Produce	PSF(3)	Hemp(3)	Total
Sales	$144,568	$37,000	$69	$181,637
Cost of sales	(151,913)	(9,009)	(1,682)	(162,604)
Selling, general and administrative expenses	(16,762)	(4,568)	(591)	(21,921)
Stock compensation expense	(4,714)	—	—	(4,714)
Loss on write-off of investment	(1,184)	—	—	(1,184)
Gain on disposal of assets	13,564	(78)	—	13,486
Other income (expense) net	(877)	(497)	(298)	(1,672)
(Provision for) recovery of for income taxes	5,866	(6,572)	3	(703)
Net income (loss)	($11,452)	$16,276	($2,499)	$2,325
Adjusted EBITDA(4)	($17,581)	$20,558	($2,126)	$851
Earnings (loss) per share – basic	($0.23)	$0.33	($0.05)	$0.05
Earnings (loss) per share – diluted	($0.22)	$0.32	($0.05)	$0.05

	For the year ended December 31, 2018
	Produce	PSF(3)(5)	Hemp(3)	Total
Sales	$150,000	$1,845	$—	$151,845
Cost of sales	(140,683)	(576)	—	($141,259)
Selling, general and administrative expenses	(14,108)	(1,349)	—	(15,457)
Stock compensation expense	(1,454)	—	—	(1,454)
(Gain) loss on sale of assets	—	—	—	—
Loss on write-off of investment	—	—	—	—
Other income (expense) net	(3,399)	(146)	—	(3,545)
Recovery of income taxes	2,300	55	—	2,355
Net income (loss)	($7,344)	($171)	$—	($7,515)
Adjusted EBITDA(4)	$2,443	$195	$—	$195
Earnings (loss) per share – basic	($0.17)	($0.00)	$—	($0.17)
Earnings (loss) per share – diluted	($0.16)	($0.00)	$—	($0.17)

Notes:

(3)

The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis. These results include additional non-GAAP measures such as EBITDA.

The adjusted results are not generally accepted measures of financial performance under GAAP. The Company’s method of calculating these financial performance measures may differ from other companies and accordingly, they may not be comparable to measures used by other companies. Refer to the Company’s 10-K for a reconciliation of these non-GAAP measures and adjusted results.

(4)

Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures”. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Consolidated Adjusted EBITDA includes the Company’s majority non-controlling Pure Sunfarms, 65% interest in VFH and 60% (effective 63.25% with VFH interest) interest in AVGGH.

(5)

The GAAP treatment of the Company’s equity earnings of its Joint Venture (“Pure Sunfarms”) is different than treatment under IFRS. Under GAAP, the Emerald shares held in escrow and not fully paid for by Emerald are not considered issued pursuant to the GAAP concept of ‘hypothetical liquidation’. As a result, under GAAP, the Company’s ownership percentage for all of 2017, January through March of 2018 and March through December of 2019 was higher than its economic interest of 50% (53.5% effective November 19, 2019). Accordingly, for those periods with a higher deemed ownership percentage, the Company received a higher allocation of profits and losses during the periods in which there were outstanding escrow shares not paid for by Emerald. The effective profit and loss allocation on a weighted-average basis in 2019 was 57.9%, in 2018 was 52.2% and in 2017 was 87.5%.

This press release is intended to be read in conjunction with the Company’s Consolidated Financial Statements (“Financial Statements”) and Management Discussion & Analysis (“MD&A”) for the twelve month periods ended December 31, 2019 in the Company Form 10-K, which will be filed on (www.sec.gov/edgar.shtml) and SEDAR (www.sedar.com) and will be available at www.villagefarms.com.

Conference Call

Village Farms’ management team will host a conference call tomorrow, Tuesday, March 31, 2020, at 8:30 a.m. ET to discuss its financial results. Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at: https://bit.ly/3dhUkwc.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 8152898 followed by the pound key. The telephone replay will be available until Tuesday, April 7, 2020 at midnight (ET). The conference call will also be archived on Village Farms’ website at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. Village Farms produces and distributes fresh, premium-quality produce with consistency 365 days a year to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in British Columbia, Ontario and Mexico. The Company is now leveraging its 30 years of experience as a vertically integrated grower for the rapidly emerging global cannabis opportunity through its majority ownership of British Columbia-based Pure Sunfarms Corp., one of the single largest cannabis growing operations in the world. The Company also intends to pursue opportunities to become a vertically integrated leader in the U.S. hemp-derived CBD market, subject to compliance with all applicable U.S. federal and state laws, Village Farms has established two joint ventures, Village Fields Hemp and Arkansas Valley Green and Gold Hemp, for outdoor hemp cultivation and CBD extraction and is pursuing controlled environment hemp production at a portion of its Texas greenhouse operations, which total 5.7 million square feet of production area.

Cautionary Language

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs, including that [the Canadian and United States economies will remain stable over the next 12 months, that inflation will remain relatively low, that interest rates will remain stable, that tax laws remain unchanged, that market conditions within the greenhouse produce and Canadian cannabis industries generally will be consistent with the current climate, that the U.S. hemp business will not be adversely impacted by the evolving United States federal and state regulatory and statutory regime, and that the United States and Canadian capital markets will provide the Company with access to equity and/or debt at reasonable prices or rates when required.

Although the forward-looking statements contained in this report are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including this Annual Report on Form 10-K.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this report relate only to events or information as of the date on which the statements are made in this report. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information

  Lawrence Chamberlain

  Investor Relations

  (416) 519-4196

  lawrence.chamberlain@loderockadvisors.com